Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the use of our report dated February 28, 2008, relating to the financial statements of Market Street Acquisition Corp. (a development stage company) as of February 27, 2008 and for the period from January 22, 2008 (inception) to February 27, 2008, in this Registration Statement on Form S-1 and related prospectus of Market Street Acquisition Corp. for the registration of 35,000,000 Units. We also hereby consent to the reference of our Firm under the heading “Experts” in such Registration Statement.
/s/ Hays & Company LLP
New York, New York
February 28, 2008